===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) - OCTOBER 21, 2002


                                    TXU CORP.
             (Exact name of registrant as specified in its charter)


             TEXAS                        1-12833               75-2669310
(State or other jurisdiction     (Commission File Number)    (I.R.S. Employer
      of incorporation)                                     Identification No.)

                             TXU US HOLDINGS COMPANY
             (Exact name of registrant as specified in its charter)

             TEXAS                        1-11668               75-1837355
(State or other jurisdiction     (Commission File Number)    (I.R.S. Employer
      of incorporation)                                     Identification No.)

                                 TXU GAS COMPANY
             (Exact name of registrant as specified in its charter)

             TEXAS                        1-3183                75-0399066
(State or other jurisdiction     (Commission File Number)    (I.R.S. Employer
      of incorporation)                                     Identification No.)

                 ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS
               75201-3411 (Address of principal executive offices,
                               including zip code)

        REGISTRANTS' TELEPHONE NUMBER, INCLUDING AREA CODE - 214-812-4600


===============================================================================

     All of the information contained in this Form 8-K is being filed by TXU Corp. Certain of the information contained in this Form 8-K relates to TXU US Holdings Company (US Holdings) or TXU Gas Company (TXU Gas), respectively, each a wholly owned subsidiary of TXU Corp., and such information as its relates to each of US Holdings or TXU Gas is being filed separately by each such registrant.

     Oncor Electric Delivery Company and TXU Energy Company LLC, each wholly-owned subsidiaries of US Holdings, are referred to herein as "Oncor" and "TXU Energy", respectively.

                                      INDEX

     ITEM 2. DISPOSITION OF ASSETS

     ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (b) Pro Forma Financial Information

         Pro Forma Unaudited Consolidated Financial Statements of TXU Corp.

             Unaudited Condensed Consolidated Pro Forma Balance Sheet as of
                June 30, 2002
             Unaudited Condensed Consolidated Pro Forma Statement of Income
                for the Year Ended December 31, 2001
             Unaudited Condensed Consolidated Pro Forma Statement of Income
                for the Year Ended December 31, 2000
             Unaudited Condensed Consolidated Pro Forma Statement of Income
                for the Year Ended December 31, 1999
             Unaudited Condensed Consolidated Pro Forma Statement of Income
                for the Six Months Ended June 30, 2002
             Notes to Unaudited Condensed Consolidated Pro Forma Financial
                Statements

        Exhibit No.     Description

             12 TXU Corp. Computation of Ratio of Earnings to Fixed Charges, and Ratio of Earnings to Combined Fixed Charges and Preference Dividends

             99         TXU Corp. News Release dated October 30, 2002.

                           FORWARD-LOOKING STATEMENTS

     This report and other presentations made by TXU Corp., US Holdings or TXU Gas contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although TXU Corp., US Holdings and TXU Gas each believe that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to factors contained in the Forward-Looking Statements sections of Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in TXU Corp.'s, US Holdings' and TXU Gas' Annual Reports on Form 10-K for the year ended December 31, 2001 and of Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations in TXU Corp.'s, US Holdings' and TXU Gas' Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2002, as well as various regulatory issues; general industry trends; changes in business strategy or development plans; changes in, or failure or inability to comply with, governmental regulations, including, without limitation, environmental regulations; global financial and credit market conditions; unanticipated changes in operating expenses and capital expenditures; legal and administrative proceedings and settlements; inability of the various counterparties to meet their obligations with respect to financial instruments; changes in tax laws; credit rating agency actions; among others that could cause the actual results of TXU Corp., US Holdings or TXU Gas to differ materially from those projected in such forward-looking statements.

     Any forward-looking statement speaks only as of the date on which such statement is made. Neither TXU Corp., US Holdings nor TXU Gas undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time. It is not possible for TXU Corp., US Holdings or TXU Gas to predict all of such factors, nor can they assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

ITEM 2.   DISPOSITION OF ASSETS

     TXU Europe Limited (TXU Europe) is a private limited company incorporated under the laws of England and Wales on February 5, 1998. TXU Europe is an indirect wholly-owned subsidiary of TXU Corp., a Texas corporation. TXU Corp. engages in electricity generation, wholesale energy sales, trading and risk management activities, retail energy sales, energy delivery, other energy related services and, through a joint venture, telecommunications services. TXU Europe is a holding company for TXU Corp.'s United Kingdom (UK) and other European operations.

DIFFICULT OPERATING ENVIRONMENT IN THE UK

     On October 4, 2002, TXU Corp. announced that it was reducing earnings expectations for 2002 and 2003 due primarily to continued pressure on operating results in the UK. A significant decrease in wholesale power prices and low price volatility, due in part to milder than normal weather, had led to continuing declines in profitability and cash flows from TXU Europe's upstream electricity generation assets and short-term wholesale trading activities. In addition, TXU Europe's ability to enter into structured transactions (long-term trades) had been considerably reduced because of depressed market activity and lack of available counter-parties due to energy sector-wide credit concerns. A significant portion of TXU Europe's retail power load in the UK was satisfied with long-term agreements that obligated TXU Europe to purchase power at prices considerably in excess of current wholesale market prices. These comparatively high power purchase costs, combined with increased competition and associated customer attrition, had resulted in reduced profitability and cash flows from TXU Europe's retail electric business. TXU Europe's planned actions to address the situation included restructuring the power purchase agreements and physical generation positions in the UK, ceasing acquisition and other developmental activities, reducing administrative costs and enhancing retail margins.

MARKET REACTION AND TXU CORP.'S RESPONSE

     Prior to TXU Corp.'s October 4 announcement, concerns were already prevalent in US financial markets regarding financial performance of the US power sector. Subsequent to TXU Corp.'s October 4 announcement, concerns also arose in the financial markets regarding the liquidity of TXU Corp.'s North American and Australian operations.

     TXU Corp. has taken the following actions to address the US financial markets' concerns about liquidity and to strengthen its credit position:

o Reduced its common stock dividend by 80 percent to an annual indicated rate of $.50 per share effective with the dividend payable in January 2003
o    Significantly reduced planned capital expenditures in all its businesses
o Reversed previous plans to support TXU Europe with up to $700 million in capital contributions
o Eliminated by amendment the cross-default provision in a US financing arrangement that would have been triggered by a TXU Europe default (Australian financing arrangements have no cross-default provisions that would have been triggered by a TXU Europe default.)
o    Drew $2.6 billion in cash on its US revolving credit facilities
o On October 30, 2002, entered into a commitment for a secured credit facility of up to $1 billion at Oncor. The facility is intended to fund interim refinancings of approximately $700 million of maturities should market conditions not support a timely, cost effective refinancing. The balance will be available for general corporate purposes at Oncor.

     The actions to reduce the common stock dividend and capital expenditures will result in estimated annual cash savings of $850 to $950 million, which is intended to be used for debt reduction.

     Following the announcement of these actions, between October 4 and October 14, 2002, the major credit rating agencies downgraded TXU Europe's credit ratings to below investment grade. Credit ratings for TXU Corp. and its US and Australian subsidiaries remain investment grade.

IMPACT OF CREDIT RATING DOWNGRADES ON TXU EUROPE

     The downgrades of credit ratings to below investment grade have resulted in a number of potential demands on TXU Europe's liquidity. These demands are in certain cases at the discretion of TXU Europe's counterparties and include additional cash or letter of credit collateral requirements and repayment of indebtedness under various financing and other contractual arrangements. Certain of these collateral requirements relate to wholesale trading, further limiting these activities. In addition, events of default have occurred under certain of these arrangements, and several financing agreements contain cross-default provisions that accelerate repayment of borrowings. The effect of these developments on liquidity is significant, and TXU Europe has entered into negotiations with its creditors regarding these matters.

SALE OF CERTAIN TXU EUROPE OPERATIONS

     On October 14, 2002, TXU Corp. announced that TXU Europe was offering for sale all or portions of its business. Such action effectively represented a determination by TXU Corp. to exit all of its operations in Europe.

     On October 21, 2002, TXU Europe sold certain of its operations to Powergen UK plc (Powergen), a unit of Germany's E.ON AG, for approximately $2.1 billion ((pound)1.37 billion) in cash.

     Concurrently, Powergen terminated the accounts receivable securitization program, under which TXU Europe had been selling its trade accounts receivable, for approximately $390 million ((pound)250 million), effectively buying back the receivables from the participating financial institution.

     The operations sold include: (a) the retail electric and gas business in the UK, consisting of 5.3 million residential, commercial and industrial customers, and (b) three power plants representing a total of 2.9 gigawatts of coal-fired generation capacity and a combined heat and power plant, all in the UK. The sale and purchase agreement also provides for the transfer of approximately 1,900 employees in the UK to Powergen and the assumption by Powergen of the associated pension obligations.

     After the sale, TXU Europe continues to retain: (a) its energy trading assets and liabilities; (b) several long-term power purchase agreements in the UK; (c) operations in Germany consisting of a national retail energy provider with 200,000 customers, as well as majority interests in two businesses providing power, gas, heating and water services: the city utility in Kiel (51% owned) with 250,000 customers and the city utility in Braunschweig (74.9% owned) with 210,000 customers; (d) operations in Scandinavia consisting of an 80% owned wholesale power business in Finland, selling over four terawatt hours of electricity annually, a 45% interest in an electricity distribution business in Finland with access to 90,000 customers and a retail energy business with 80,000 customers in Norway; and (e) two plants in the UK and interests in various renewable energy projects, mostly wind farms.

     TXU Europe and its subsidiaries have not entered into formal administration processes in the UK (similar to bankruptcy proceedings in the US). However, consistent with UK law, these remaining operations are being managed by the directors of TXU Europe for the benefit of the creditors of TXU Europe and its subsidiaries. The sales proceeds discussed above, as well as any other proceeds that may be realized, will not be available to TXU Corp.

     TXU Corp. expects to record a charge of approximately $4.2 billion in the fourth quarter of 2002, consisting primarily of the write-off of its investment in TXU Europe ($3.6 billion as of June 30, 2002). The charge also includes write-offs of receivables due from TXU Europe and amounts previously recorded in other comprehensive income, consisting primarily of the cumulative translation loss associated with TXU Europe, as well as certain anticipated income tax and other obligations related to the exiting of the European operations. This charge is before consideration of any income tax deduction with respect to the tax basis ($3.4 billion) of TXU Corp.'s investment in TXU Europe, as well as certain income tax contingencies, as such matters continue to be under review.

     Based on these events and the circumstances under which the remaining operations of TXU Europe are being managed, TXU Corp. believes that the most meaningful presentation of required pro forma financial information for TXU Corp., included in Item 7 hereof, would assume the exiting of all of its European operations and the write-off of its investment in TXU Europe.

CREDIT RATINGS OF TXU CORP. AND ITS US AND AUSTRALIAN SUBSIDIARIES

     Because of liquidity concerns arising from the conditions in the US power sector and following the TXU Europe events, Moody's is currently reviewing it ratings of TXU Corp. and its US and Australian subsidiaries.

     The current credit ratings, which are all investment grade, for TXU Corp. and its US and Australian subsidiaries are presented below:

              TXU Corp.        US Holdings        Oncor         TXU Energy           TXU Gas          TXU Australia
              ---------        -----------        ------        ----------           -------          -------------
         (Senior Unsecured) (Senior Unsecured)   (Secured)  (Senior Unsecured)   (Senior Unsecured) (Senior Unsecured)

S&P ........    BBB-              BBB-              BBB             BBB                 BBB                BBB

Moody's ....    Baa3              Baa3              A3              Baa2                Baa2               Baa2

Fitch ......    BBB               BBB+              A-              BBB+                BBB                BBB


     A rating reflects only the view of a rating agency and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

     As previously noted, TXU Corp. has taken several actions to address the US financial markets' concerns about liquidity and to strengthen its credit position. These include:

o Reduced its common stock dividend by 80 percent to an annual indicated rate of $.50 per share effective with the dividend payable in January 2003
o    Significantly reduced planned capital expenditures in all its businesses
o Reversed previous plans to support TXU Europe with up to $700 million in capital contributions
o Eliminated by amendment the cross-default provision in a US financing arrangement that would have been triggered by a TXU Europe default (Australian financing arrangements have no cross-default provisions that would have been triggered by a TXU Europe default.)
o    Drew $2.6 billion in cash on its US revolving credit facilities
o On October 30, 2002, entered into a commitment for a secured credit facility of up to $1 billion at Oncor. The facility is intended to fund interim refinancings of approximately $700 million of maturities should market conditions not support a timely, cost effective refinancing. The balance will be available for general corporate purposes at Oncor.

     Certain financing and other arrangements of TXU Corp. and its US and Australian subsidiaries contain provisions that are specifically affected by changes in credit ratings. The material provisions are described below:

TXU CORP.

     As fully described in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 2001 (2001 Form 10-K), in connection with the Pinnacle transaction, a decline in the credit rating for TXU Corp.'s unsecured, senior long-term obligations to two notches below investment grade (i.e. to or below 'BB' by S&P or Fitch or 'Ba2' by Moody's), coupled with a decline in the market price of TXU Corp. common stock below $21.93 per share for ten consecutive trading days, TXU Corp. would be required to sell equity or otherwise raise cash proceeds sufficient to repay Pinnacle's senior secured notes ($810 million outstanding at September 30, 2002).

     In the event of a downgrade of TXU Corp. to below investment grade, TXU Energy or one of its investment grade affiliates will be required to provide an additional guarantee of the obligations under the lease (approximately $145 million) for the TXU Energy Plaza headquarters building or provide a letter of credit within 30 days of any such ratings decline. It is anticipated that TXU Energy would provide a guarantee in the event of a downgrade.

TXU ENERGY

     TXU Energy has entered into certain trading contracts and lease arrangements that in some instances give the other party the right, but not the obligation, to request TXU Energy to post collateral in the event that it's credit rating falls below investment grade.

     Based on its current trading positions, if TXU Energy was downgraded below investment grade, counterparties would have the option to request TXU Energy to post additional collateral of approximately $230 million.

     In addition, TXU Energy has a number of transactions where the counterparties would have the right to request TXU Energy to post collateral if its credit rating fell below investment grade. The amount TXU Energy would post under these transactions would depend, in part, on the value of the contract at that time. Based on current market conditions, the maximum TXU Energy might have to post for these transactions is approximately $338 million.

     TXU Energy is also the obligor on leases that total $168 million. Under the terms of those leases, if TXU Energy's credit rating falls below investment grade, TXU Energy could: sell the assets, assign the leases to a new obligor which is investment grade, post a letter of credit or defease the leases.

     ERCOT also has rules in place to assure adequate credit worthiness for parties that schedule power on the ERCOT System. Under those rules, if TXU Energy's credit ratings fell below investment grade, TXU Energy could be required to post collateral of approximately $52 million.

ACCOUNTS RECEIVABLE PROGRAM FOR US SUBSIDIARIES

     Under the $600 million Accounts Receivables Sale Program, all originators (currently TXU Gas, TXU Energy Retail Company LP, SESCO Energy Services Company and Oncor), are required to maintain a 'BBB-' (S&P) and a 'Baa3' (Moody's) rating (or supply a parent guarantee with a similar rating). A downgrade below the required ratings for an originator would prevent that originator from selling its accounts receivables under the program. If all originators are downgraded so that there are no eligible originators, the facility would terminate. Upon termination, cash flows to the originators would be delayed as collections of sold receivables were used to repurchase the undivided interests of the financial institutions instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days. As of September 30, 2002, $1.25 billion of receivables were sold under the program in exchange for cash of $600 million (representing the undivided interests of the financial institutions) and $632 million in subordinated notes.

TXU AUSTRALIA

     In the event that TXU Australia's credit rating falls below investment grade, there are cross currency swaps and interest rate swaps in effect with banks who have the right to terminate the swaps. However, the contracts are currently in the money on a net basis.

     TXU Australia has several contracts that may require additional guarantees or cash collateral amounting to approximately $62 million if the credit rating falls below investment grade.

OTHER

     Other agreements of TXU Corp. and its subsidiaries, including some of the credit facilities, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Corp. or its subsidiaries.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

INDEX TO FINANCIAL INFORMATION

                                                                           PAGE

(B) PRO FORMA FINANCIAL INFORMATION

Unaudited Condensed Consolidated Pro Forma Financial Information of TXU Corp.:

      Unaudited Condensed Consolidated Pro Forma Balance Sheet
         as of June 30, 2002 ............................................      8

      Unaudited Condensed Consolidated Pro Forma Statement of
         Income for the Year Ended December 31, 2001 ....................      9

      Unaudited Condensed Consolidated Pro Forma Statement of
         Income for the Year Ended December 31, 2000 ....................     10

      Unaudited Condensed Consolidated Pro Forma Statement of
         Income for the Year Ended December 31, 1999 ....................     11

      Unaudited Condensed Consolidated Pro Forma Statement of
         Income for the Six Months Ended June 30, 2002...................     12

      Notes to Unaudited Condensed Consolidated Pro Forma
         Financial Statements ...........................................     13

                  PRO FORMA FINANCIAL INFORMATION OF TXU CORP.

     The following condensed consolidated pro forma financial statements of TXU Corp. have been prepared to give effect to the exiting of all of the European operations and the write-off of the investment in TXU Europe.

     The condensed consolidated pro forma financial statements have been derived from and should be read in conjunction with TXU Corp.'s historical consolidated financial statements contained in its annual report on Form 10-K for the fiscal year ended December 31, 2001 and its quarterly report on Form 10-Q for the quarter ended June 30, 2002. The Unaudited Condensed Consolidated Pro Forma Balance Sheet as of June 30, 2002 gives effect to the exiting of TXU Europe as if it had occurred on June 30, 2002. The Unaudited Condensed Consolidated Pro Forma Statements of Income for the years ended December 31, 2001, 2000 and 1999 and the six month period ended June 30, 2002 give effect to the exiting of TXU Europe as if it had occurred on January 1, 1999. The pro forma financial information does not give effect to any other events concerning TXU Europe subsequent to the respective periods presented. The pro forma financial information is based on TXU Corp.'s and TXU Europe's previously reported historical financial statements and adjusted for the assumptions and estimates described in the accompanying Notes to the Unaudited Condensed Consolidated Pro Forma Financial Statements. The assumptions and estimates impacting the pro forma adjustments are based on the information currently available to TXU Corp, and may be subject to change. The unaudited pro forma statements of income are not necessarily indicative of the financial results that would have been realized had the exiting of TXU Europe occurred on the indicated dates, nor are they necessarily indicative of future financial results. In addition, results for the six-month period presented herein are not necessarily indicative of results for a full year's operations.

                                    TXU CORP.
            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                               AS OF JUNE 30, 2002
                                   ($ MILLION)

                                                                        Less TXU
                                                           TXU Corp.     Europe      Pro forma    Consolidated
                                                          Historical   Historical   Adjustments    Pro Forma
                                                          ----------   ----------   -----------   -----------
                           ASSETS

Current assets
   Cash and cash equivalents...........................    $ 1,015      $   756         --            259
   Accounts receivable.................................      3,487        1,440        105 (a)      1,942
   Inventories - at average cost.......................        563          109         --            454
   Prepayments.........................................        275           91         --            184
   Commodity contract assets...........................      1,462          705         --            757
   Other current assets................................        229          142         --             87
                                                           -------      -------    -------        -------
      Total current assets.............................      7,031        3,243        105          3,683
                                                           -------      -------    -------        -------

Investments
   Restricted cash.....................................        525          525         --             --
   Other investments...................................      1,672          700         --            972
Property, plant and equipment - net....................     20,864        1,233         --         19,631
Goodwill...............................................      7,326        5,739         --          1,587
Regulatory assets - net................................      1,717           --         --          1,717
Commodity contracts assets.............................        915          318         --            597
Cash flow hedges and other derivatives assets..........        352          197         --            155
Deferred debits and other assets.......................        982          785         --            197
                                                           -------      -------    -------        -------
      Total assets.....................................    $41,384      $12,740    $   105        $28,539
                                                           =======      =======    =======        =======

          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Notes payable:
      Commercial paper.................................    $ 1,124           --         --          1,124
      Banks............................................        914          245         --            669
   Notes payable-- affiliate...........................         --           98        (98)(b)         --
   Long-term debt due currently........................      1,295           26         --          1,269
   Accounts payable....................................      2,609        1,318         --          1,291
   Commodity contract liabilities......................      1,280          720         --            560
   Other current liabilities...........................      1,587          390       (177)(c)      1,374
                                                           -------      -------    -------        -------
      Total current liabilities........................      8,809        2,797       (275)         6,287
                                                           -------      -------    -------        -------

Accumulated deferred income taxes......................      3,428           81         --          3,347
Investment tax credits.................................        464           --         --            464
Commodity contract liabilities.........................        573          339         --            234
Cash flow hedges and other derivative liabilities......        500          246         --            254
Other deferred credits and noncurrent liabilities......      2,515          934         --          1,581
Long-term debt, less amounts due currently.............     15,376        4,582         --         10,794

Mandatorily  redeemable, preferred securities of
   subsidiary trusts, each holding solely junior
   subordinated debentures of the obligated company....        515           --         --            515

Preferred securities of subsidiary perpetual trust
   of TXU Europe                                               150          150         --             --
Preferred stock of subsidiaries........................        211           --         --            211

Shareholders' equity
   Preference stock....................................        300           --         --            300
   Common stock without par value......................      7,134           --         --          7,134
   Retained earnings...................................      1,984           --      4,241 (d)     (2,257)
   Accumulated other comprehensive income..............       (575)          --       (250)(d)       (325)
                                                           -------      -------    -------        -------

      Total shareholders' equity.......................      8,843           --      3,991          4,852
                                                           -------      -------    -------        -------

      Total liabilities and shareholders' equity ......    $41,384      $ 9,129    $ 3,716        $28,539
                                                           =======      =======    =======        =======


See Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.

                                    TXU CORP.

             UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF
                            INCOME FOR THE YEAR ENDED

                                DECEMBER 31, 2001

                                   ($ MILLION)

                                                                           Less TXU
                                                              TXU Corp.     Europe      Consolidated
                                                             Historical    Historical    Pro Forma
                                                             ----------    ----------   ------------
Operating revenues.......................................      $27,927      $12,719        $15,208
                                                               -------      -------        -------
Operating expenses
   Energy purchased for resale and fuel consumed.........       20,250       10,863          9,387
   Operation and maintenance.............................        3,390        1,043          2,347
   Depreciation and other amortization...................        1,001          216            785
   Goodwill amortization.................................          220          177             43
   Taxes other than income...............................          781           --            781
                                                               -------      -------        -------
      Total operating expenses...........................       25,642       12,299         13,343
                                                               -------      -------        -------

Operating income.........................................        2,285          420          1,865

Other income (deductions) - net..........................         (117)         (46)           (71)

Interest income..........................................          176           99             77

Interest expense and other charges.......................        1,537          578            959
                                                               -------      -------        -------

Income before income taxes and extraordinary items.......          807         (105)           912

Income tax expense (benefit)(e)..........................          (24)        (297)           273
                                                               -------      -------        -------

Income before extraordinary items........................      $   831      $   192        $   639
                                                               =======      =======        =======


Average shares of common stock outstanding (millions)....          259          259            259

Per share of common stock:
   Basic and diluted earnings
     Income before extraordinary items and after
       preference stock dividends........................        $3.12        $0.74          $2.38


See Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.

                                    TXU CORP.

             UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF
                            INCOME FOR THE YEAR ENDED

                                DECEMBER 31, 2000

                                   ($ MILLION)

                                                                           Less TXU
                                                              TXU Corp.     Europe      Consolidated
                                                             Historical    Historical    Pro Forma
                                                             ----------    ----------   ------------
Operating revenues.......................................      $22,009      $ 7,044        $14,965
                                                               -------      -------        -------

Operating expenses
   Energy purchased for resale and fuel consumed.........       14,634        5,110          9,524
   Operation and maintenance.............................        3,028          867          2,161
   Depreciation and other amortization...................        1,010          241            769
   Goodwill amortization.................................          204          154             50
   Taxes other than income...............................          656           --            656
                                                               -------      -------        -------
      Total operating expenses...........................       19,532        6,372         13,160
                                                               -------      -------        -------

Operating income.........................................        2,477          672          1,805

Other income (deductions) - net..........................          238          121            117

Interest income..........................................          129           90             39

Interest expense and other charges.......................        1,591          574          1,017
                                                               -------      -------        -------

Income before income taxes and extraordinary items.......        1,253          309            944

Income tax expense (benefit)(e) .........................          337           58            279
                                                               -------      -------        -------

Income before extraordinary items........................      $   916      $   251        $   665
                                                               -------      -------        -------

Average shares of common stock outstanding (millions)....          264          264            264

Per share of common stock:
   Basic and diluted earnings
     Income before extraordinary items and after
       preference stock dividends........................        $3.43        $0.95          $2.48


See Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.

                                    TXU CORP.

             UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF
                            INCOME FOR THE YEAR ENDED

                                DECEMBER 31, 1999

                                   ($ MILLION)

                                                                           Less TXU
                                                              TXU Corp.     Europe      Consolidated
                                                             Historical    Historical    Pro Forma
                                                             ----------    ----------   ------------
Operating revenues.......................................      $17,118      $ 6,090        $11,028
                                                               -------      -------        -------
Operating expenses
   Energy purchased for resale and fuel consumed.........        9,523        3,869          5,654
   Operation and maintenance.............................        3,088          918          2,170
   Depreciation and other amortization...................        1,080          281            799
   Goodwill amortization.................................          191          140             51
   Taxes other than income...............................          642           --            642
                                                               -------      -------        -------
      Total operating expenses...........................       14,524        5,208          9,316
                                                               -------      -------        -------

Operating income.........................................        2,594          882          1,712

Other income (deductions) - net..........................          262           12            250

Interest income..........................................          134          102             32

Interest expense and other charges.......................        1,556          562            994
                                                               -------      -------        -------

Income before income taxes and extraordinary items.......        1,434          434          1,000

Income tax expense (benefit)(e) .........................          449          134            315
                                                               -------      -------        -------

Income before extraordinary items........................      $   985      $   300        $   685
                                                               -------      -------        -------

Average shares of common stock outstanding (millions)....          279          279            279

Per share of common stock:
   Basic and diluted earnings
     Income before extraordinary items and after
       preference stock dividends........................        $3.53        $1.07          $2.46


See Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.

                                    TXU CORP.

          UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME FOR THE
                                SIX MONTHS ENDED

                                  JUNE 30, 2002

                                   ($ MILLION)

                                                                           Less TXU
                                                              TXU Corp.     Europe      Consolidated
                                                             Historical    Historical    Pro Forma
                                                             ----------    ----------   ------------
Operating revenues.......................................      $15,302      $ 7,117        $ 8,185

Operating expenses
   Energy purchased for resale and fuel consumed.........       11,573        6,543          5,030
   Operation and maintenance.............................        1,667          363          1,304
   Depreciation and other amortization...................          472           48            424
   Goodwill amortization.................................           --           --             --
   Taxes other than income...............................          361           --            361
      Total operating expenses...........................       14,073        6,954          7,119

Operating income.........................................        1,229          163          1,066

Other income (deductions-- net) .........................          (18)         (10)            (8)

Interest income..........................................           23           10             13

Interest expense and other charges.......................          591          166            425

Income before income taxes and extraordinary items.......          643           (3)           646

Income tax expense (benefit)(e) .........................          170          (23)           193

Income before extraordinary items........................      $   473      $    20        $   453

Average shares of common stock outstanding (millions)....          267          267            267

Per share of common stock:
   Basic and diluted earnings
     Income before extraordinary items and after
       preference stock dividends........................        $1.73        $0.07          $1.66


See Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.

                                    TXU CORP.

               NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                              FINANCIAL STATEMENTS


BASIS OF PRESENTATION

     Certain previously reported historical amounts for the years 2001, 2000 and 1999 have been reclassified to conform to current classifications.


PRO FORMA ADJUSTMENTS

     Pro forma adjustments have been made within the condensed consolidated pro forma financial statements to reflect:

     (a) Write-off of a deferred tax asset for tax benefits related to the UK that are not recognized in TXU Europe's results of operations.

     (b)  Write-off of TXU Corp. note receivable from TXU Europe

     (c) Record liabilities associated with income taxes and other anticipated obligations arising from the exiting of the TXU Europe operations, and income tax effects of pro forma adjustments.

     (d) Write-off of net investment in TXU Europe (including the related other comprehensive income) and the impact of the entries noted above.

          Detail of Total Impact on Retained Earnings
          -------------------------------------------

          Write-off of Europe investment ...........................    $3,611

          Write-off of TXU Corp. receivables due from TXU Europe ...        98

          Write-off of deferred tax asset...........................       105

          Write-off of other comprehensive income ..................       250

          Impact of other pro forma adjustments, including tax
            effects (effective tax rate of 35%) of write-offs of
            the note receivable and other comprehensive income .....       177
                                                                        ------
                                                                        $4,241
                                                                        ======


     (e) Includes tax benefit reported in TXU Australia's results associated with the UK business ($34 million in 2001, $35 million in 2000, $19 million in 1999 and $17 million for the six months ended June 30,
          2002).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

                                          TXU CORP.


                                          By:   /s/ Biggs C. Porter
                                             -----------------------------------
                                             Name:  Biggs C. Porter
                                             Title: Controller and Principal
                                                    Accounting Officer

Date: November 5, 2002


                                          TXU US HOLDINGS COMPANY


                                          By:   /s/ Biggs C. Porter
                                             -----------------------------------
                                             Name:  Biggs C. Porter
                                             Title: Vice-President, Principal
                                                    Accounting Officer

Date:    November 5, 2002


                                          TXU GAS COMPANY


                                          By:   /s/ Biggs C. Porter
                                             -----------------------------------
                                             Name:  Biggs C. Porter
                                             Title: Vice-President, Principal
                                                    Accounting Officer

Date:    November 5, 2002